Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HOULIHAN LOKEY, INC.

Houlihan Lokey, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST:                                                   The present name of the corporation is Houlihan Lokey, Inc.  The name under which this corporation was originally incorporated is Houlihan Lokey, Inc.

SECOND:                                    The certificate of incorporation of this corporation was originally filed with the Secretary of State of the State of Delaware on June 1, 2015.

THIRD:                                              This Amended and Restated Certificate of Incorporation, which restates and further amends the provisions of this corporation’s certificate of incorporation, has been duly adopted in accordance with the provisions of Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware.

FOURTH:                                   The certificate of incorporation of this corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of this corporation is Houlihan Lokey, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is the Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

A.                                    Classes of Stock.  The Corporation is authorized to issue shares of three classes of capital stock designated, respectively, “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation is authorized to issue is 2,005,000,000 shares, consisting of: 1,000,000,000 shares of Class A

Common Stock, par value $0.001 per share (the “Class A Common Stock”), 1,000,000,000 shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”) and 5,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

Upon the Effective Time, each share of the existing common stock, par value $0.0001 per share, of the Corporation (“Old Common Stock”) issued and outstanding immediately prior to the Effective Time shall be reclassified as and changed into one validly issued, fully paid and nonassessable share of Class A Common Stock, par value $0.001 per share, of the Corporation (“New Common Stock”).  Each stock certificate (if any) that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall be entitled to receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which the shares of Old Common Stock have been reclassified and changed.

B.                                 Preferred Stock.  The Board of Directors of the Corporation (the “Board of Directors”) is authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the DGCL (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the designation of and number of shares to be included in each such series, and to fix the voting powers, full or limited, or no voting powers and the powers, privileges, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof, of the shares of each such series.  Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of the Preferred Stock voting separately as a class shall be required therefor.

C.                                 Common Stock.  The powers, privileges, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of the shares of the Class A Common Stock and Class B Common Stock are as follows:

1.                                      Voting Rights.  Except as otherwise expressly provided herein or required by applicable law, on any matter (including the election of directors) that is submitted to a vote of the stockholders, (i) each holder of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held in such holder’s name on the books of the Corporation as of the record date for voting or acting by written consent, as the case may be; (ii) each holder of Class B Common Stock, as such, shall be entitled to ten votes for each share of Class B Common Stock held in such holder’s name on the books of the Corporation as of the record date for voting or acting by written consent, as the case may be; and (iii) the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class; provided, however, that the number of authorized shares of Class A Common Stock or Class B

Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of the Class A Common Stock or Class B Common Stock voting separately as a class shall be required therefor.  Notwithstanding anything to the contrary set forth herein, the holders of Class A Common Stock and Class B Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

2.                                      Restrictions on Transfer.

a.                                      Unless approved by the affirmative vote of a majority of the members of the Board of Directors, to the maximum extent permitted under applicable law, until the seventh anniversary of the Effective Time, no holder of Class B Common Stock shall Transfer any shares of Class B Common Stock or Class A Common Stock that has been issued to such holder upon the conversion of such holder’s Class B Common Stock pursuant to Section C.4.a. herein (or any interest therein) to any person or entity other than (i) ORIX, (ii) any ORIX Entity, (iii) the Corporation, (iv) any stockholder of the Corporation who (x) is an employee of the Corporation at the time of Transfer and (y) was previously issued shares of Common Stock directly by the Corporation or (v) a living trust approved by the Corporation prior to such Transfer (each, a “Permitted Transferee”); provided, that upon the consent of a majority of the members of the Board of Directors, the Board of Directors may, in its sole discretion, waive the restrictions of this Section C.2.a. with respect to any stockholder of the Corporation; provided, further, that the restrictions of this Section C.2.a. shall not apply to (1) Transfers by ORIX or any ORIX Entity, (2) Transfers in compliance with the provisions of (x) an applicable HL Lock-Up Agreement by a holder who entered into the HL Voting Trust Agreement and an HL Lock-Up Agreement or (y) other arrangements with substantially similar terms, including with respect to both transfer restrictions and voting, entered into between a holder and the Corporation or (3) Transfers to or by the HL Voting Trust.  Any such Transfer of shares not made in accordance with this Section C.2.a. shall be void, and the Corporation shall not treat the transferee in such transaction as a holder of such shares for any purpose.  If, after 30 days’ notice to a holder from the Corporation of his, her or its violation of this Section C.2.a., the holder does not rescind the attempted Transfer, the Corporation shall have the right in its sole discretion to redeem any shares of Class A Common Stock or Class B Common Stock, as applicable, Transferred (or attempted to be so Transferred) in violation of this Section C.2.a. for a per share redemption price equal to the Corporation Book Value of such shares as of the end of the most recently completed calendar month prior to the redemption.  The redemption price shall be paid, at the sole discretion of the Board of Directors, in the form of a ten-year promissory note in a form and including other terms approved by the majority of the members of the Board of Directors, or, in any other form of consideration determined by the Board of Directors in its sole discretion with terms no less favorable to the redeemed holder than the terms of such note as determined by the Board of Directors in its sole discretion.

b.                                      Notice of any redemption pursuant to Section C.2.a. shall be given by or on behalf of the Corporation not more than ten days after the date of redemption, by any means designated by the Board of Directors, to all holders of record of Class A Common Stock or Class B Common Stock whose shares are redeemed; provided, however, that failure to give such notice or any defect therein shall not affect the validity of the proceedings for the redemption of any shares of Class A Common Stock and/or Class B Common Stock.  In addition to any information required by law, such notice shall state:  (i) the redemption date; (ii) the redemption price; and (iii) the number and series of shares of Class A Common Stock or Class B Common Stock redeemed and, if less than all shares held by such holder are redeemed, the number of such shares redeemed from such holder.  Upon the adoption of resolutions by the Board of Directors to redeem any shares of Class A Common Stock or Class B Common Stock, such shares of Class A Common Stock or Class B Common Stock, as applicable, shall no longer be entitled to dividends, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Class A Common Stock or Class B Common Stock, as applicable, and all rights of the holders thereof as stockholders of the Corporation with respect to such shares (except the right to receive from the Corporation the redemption price) shall cease.

3.                                      Equal Treatment.  Except as otherwise expressly provided herein (such as voting rights as set forth in Section C.1 above) or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation:

a.                                      Dividends.  Subject to applicable law, the other provisions of this Certificate of Incorporation and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of Class A Common Stock and Class B Common Stock shall be entitled to such dividends, if any, as may be declared thereon by the Board of Directors from time to time in its sole discretion out of assets or funds of the Corporation legally available therefor.  The holders of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to the declaration and payment of any dividend payable on the shares of Common Stock, unless different treatment of the shares of each such class is approved by the affirmative votes of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, however, that in the event a dividend is paid in the form of Class A Common Stock or Class B Common Stock (or Rights to acquire such stock), then holders of Class A Common Stock shall receive Class A Common Stock (or Rights to acquire such stock, as the case may be), and holders of Class B Common Stock shall receive Class B Common Stock (or Rights to acquire such stock, as the case may be), with holders of Class A Common Stock and Class B Common Stock receiving an identical number of shares of Class A Common Stock or Class B Common Stock (or Rights to acquire such stock, as the case may be).

b.                                      Liquidation.  In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provision for the entitlements of holders of any series of Preferred Stock, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of the shares of Class A Common Stock and Class B Common Stock, treated as a single class, unless different treatment of the shares of each such class is approved by the affirmative votes of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.  A Change of Control Transaction shall not be considered a dissolution, liquidation, or winding-up of the Corporation within the meaning of this Section C.3.b.

c.                                       Subdivision, Combination or Reclassification.  If the Corporation in any manner subdivides, combines or reclassifies the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class shall be proportionately subdivided, combined or reclassified concurrently therewith in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification, unless different treatment of the shares of each such class is approved by the affirmative votes of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

d.                                      Change of Control Transaction.  In connection with any Change of Control Transaction, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Corporation, unless different treatment of the shares of each such class is approved by the affirmative votes of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

4.                                      Conversion of Class B Common Stock.

a.                                      Optional Conversion.  A holder of Class B Common Stock may at any time, at such holder’s option, convert any or all of such holder’s shares into Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock so converted.  Before any holder of Class B Common Stock shall be entitled to convert any shares of Class B Common Stock held thereby into shares of Class A Common Stock pursuant to this Section C.4.a., such holder shall surrender the certificate or certificates representing the shares of Class B Common Stock to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates representing the shares of Class A Common Stock issued upon conversion of such holder’s shares of Class B Common Stock are to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made at 5:00 p.m. in New York, New York on the date of such surrender of the shares of Class B Common Stock to be converted; provided, however, that if such date is not a Business Day, then the conversion shall be deemed to have occurred at 5:00 p.m. in New York, New York on the next succeeding Business Day, and, in either case, the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of the date of such conversion.

b.                                      Mandatory Conversion on Transfer.  Each share of Class B Common Stock shall automatically, without any further action on the part of the Corporation or the holder thereof, convert into one share of Class A Common Stock upon a Transfer of such share of Class B Common Stock; provided that no such automatic conversion shall occur in the case of a Transfer by a holder of Class B Common Stock to any Permitted Transferee or from any such Permitted Transferee back to such holder of Class B Common Stock, or a Transfer of any Class A Common Stock or Class B Common Stock by ORIX to an ORIX Entity, among ORIX Entities or back to ORIX.

c.                                       Mandatory Conversion on Final Conversion Date.  On the Final Conversion Date, each issued share of Class B Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock.

d.                                      Effect of Mandatory Conversion.  In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to Section C.4.b. or Section C.4.c., (i) such conversion shall be deemed to have been made, (A) in the case of a conversion of shares of Class B Common Stock pursuant to Section C.4.b., at 5:00 p.m. in New York, New York on the date that the Transfer occurred; provided, however, that if such date is not a Business Day, then the conversion shall be deemed to have occurred at 5:00 p.m. in New York, New York on the next succeeding Business Day, and (B) in the case of a conversion of shares of Class B Common Stock pursuant to Section C.4.c., on the Final Conversion Date, and (ii) upon the effective date of the conversion, (A) if such shares are certificated, the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued, or (ii) if such shares are not certificated, the person registered as the owner of such shares in book-entry form, shall be deemed to have become the record holder or holders of such shares of Class A Common Stock.

e.                                       Status of Converted Stock.  In the event any shares of Class B Common Stock shall be converted into shares of Class A Common Stock pursuant to this Section C.4, the shares of Class B Common Stock so converted shall be canceled and thereupon restored to the status of authorized but unissued Class B Common Stock.

f.                                        Procedures.  The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish such certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not previously occurred.  A determination by the Board of Directors of the Corporation that a Transfer has resulted or will result in a conversion of the Class B Common Stock to Class A Common Stock shall be conclusive and binding on all persons, to the fullest extent permitted by law.

g.                                      Effect of Conversion on Payment of Dividends.  Notwithstanding anything to the contrary set forth herein, if the date on which any share of Class B Common Stock is converted into Class A Common Stock occurs after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend or other distribution to be paid on the shares of Class B Common Stock, as such, and prior to the applicable payment date, the holder of such shares of Class B Common Stock as of such record date will be entitled to receive such dividend or other distribution on such payment date; provided, however, that notwithstanding any other provision of this Certificate of Incorporation, to the extent that any such dividend or distribution is payable in shares of Class B Common Stock (or Rights to acquire such stock), such dividend or distribution shall, to the fullest extent permitted by applicable law, be deemed to have been declared, and shall be payable in, shares of Class A Common Stock (or Rights to acquire such stock), and no shares of Class B Common Stock (or Rights to acquire such stock) shall be issued in payment thereof.

h.                                      Reservation of Stock.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

ARTICLE V

The following terms, where capitalized in this Certificate of Incorporation, shall have the meanings ascribed to them in this Article V:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Certificate of Incorporation” means this Amended and Restated Certificate of Incorporation, as it may be amended and restated from time to time.

“Change of Control Transaction” means (i) the sale, lease, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Board of Directors, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Corporation’s property and assets (which shall for such purpose include the property and assets of any direct or indirect wholly owned subsidiary of the Corporation); provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among the Corporation and any direct or indirect wholly owned subsidiary or subsidiaries of the Corporation shall not be deemed a “Change of Control Transaction”; or (ii) the merger, consolidation, business combination, or other similar transaction of the Corporation with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than 50% of the total voting power represented by the voting securities of the Corporation

(or the surviving entity or its parent) and more than 50% of the total number of outstanding shares of the Corporation’s capital stock (or the surviving entity or its parent), in each case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the stockholders of the Corporation immediately prior to the merger, consolidation, business combination, or other similar transaction own voting securities of the Corporation (or the surviving entity or its parent) immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Corporation immediately prior to the transaction.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation Book Value” at any time means an amount per share of Common Stock determined by dividing (x) Corporation Common Equity at such time by (y) the number of the then outstanding shares of Common Stock, as determined by the Board of Directors in its sole discretion.  All vested shares of Common Stock and unvested shares of Common Stock for which the Corporation has recognized costs or expenses under GAAP as of such time shall be considered to be outstanding for purposes of calculating the number of outstanding shares of Common Stock.  Unvested shares of Common Stock for which the Corporation has not recognized costs or expenses under GAAP as of such time shall not be considered outstanding for purposes of calculating the number of outstanding shares of Common Stock.  Notwithstanding the foregoing, if in the reasonable discretion of the Board of Directors an extraordinary event (including a lawsuit) or series of events occurs, the economic impact of which on the Corporation Book Value of a share of Common Stock as of the end of any month or fiscal quarter cannot be readily determined by the Board of Directors, then the Board of Directors may elect to delay any determination of the Corporation Book Value of a share of Common Stock as of the end of such month or quarter until a reasonable time after fiscal-year end audited (in the case of the third or fourth fiscal quarter) or six-month interim (in the case of the first or second fiscal quarter) financial statements of the Corporation covering the period that includes such month or quarter, as applicable, become available.

“Corporation Common Equity” as of any time, shall mean the aggregate amount of the then outstanding common equity of the Corporation determined by the Board of Directors in accordance with GAAP.  All vested shares of Common Stock and unvested shares of Common Stock for which the Corporation has recognized costs or expenses under GAAP as of such time shall be considered to be outstanding for purposes of determining the Corporation Common Equity.  Unvested shares of Common Stock for which the Corporation has not recognized costs or expenses under GAAP as of such time shall not be considered outstanding for purposes of determining Corporation Common Equity.

“Effective Time” means the time at which this Certificate of Incorporation becomes effective in accordance with the DGCL.

“Final Conversion Date” means 5:00 p.m. in New York, New York on the first day on which the registered national securities exchange on which the Corporation’s equity securities are then principally listed or traded is open for trading that falls on or after the earlier of (i) the date on which (x) the outstanding shares of Common Stock owned by ORIX, the HL Voting Trust, the beneficiaries of the HL Voting Trust and each of their respective Permitted Transferees, together with (y) the outstanding shares of Common Stock (A) received by a stockholder of the Corporation in connection with the grant, vesting and/or payment of an equity compensatory award and (B) with respect to which such stockholder has given the right to vote, pursuant to an irrevocable proxy, to the person or persons as may be designated by the Company from time to time, collectively represent less than 20% of the number of shares of Common Stock then outstanding or (ii) a date specified by the holders of at least 66-²/3% of the outstanding shares of Class B Common Stock.

“HL Lock-Up Agreement” means that certain HL Lock-Up Agreement, by and between the Company and each stockholder signatory thereto.

“HL Voting Trust” means the trust established under the HL Voting Trust Agreement.

“HL Voting Trust Agreement” means that certain Voting Trust Agreement, dated as of the date hereof, by and between the Company and the holders named therein.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, joint stock corporation, and any federal, state, county or municipal government or any bureau, department or agency thereof.

“ORIX” means ORIX HLHZ Holding LLC, a Delaware limited liability company.

“ORIX Entity” means ORIX Corporation or any wholly owned subsidiary thereof.

“Rights” means any option, warrant, or other security having a conversion right or contractual right of any kind to acquire shares of the Corporation’s authorized but unissued capital stock.

“Subsidiary” means, with respect to any specified Person:  (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); or (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Transfer” of a share of Class A Common Stock or Class B Common Stock means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law.  A “Transfer” shall also include, without limitation, (i) a transfer of a share of Class A Common Stock or Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) or (ii) the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class A Common Stock or Class B Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer”: (a) the grant of a proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders; (b) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class A Common Stock or Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; or (c) the fact that, as of the Effective Time or at any time after the Effective Time, the spouse of any holder of Class A Common Stock or Class B Common Stock possesses or obtains an interest in such holder’s shares of Class A Common Stock or Class B Common Stock arising solely by reason of the application of the property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class A Common Stock or Class B Common Stock.

“Voting Control” with respect to a share of Class A Common Stock or Class B Common Stock means the exclusive power (whether directly or indirectly) to vote or direct the voting of such share of Class A Common Stock or Class B Common Stock, including by proxy, voting agreement or otherwise.

“Whole Board” means the total number of directors that the Corporation would have if there were no vacancies or unfilled newly created directorships.

ARTICLE VI

A.                                    Board Size.  Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of authorized directors constituting the Board of Directors shall be fixed from time to time exclusively by a resolution adopted by a majority of the Whole Board.

B.                                 Classified Board.  Subject to any rights of the holders of any series of Preferred Stock to elect directors, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”).  Each class shall consist, as nearly as may be possible, of one third of the Whole Board.  The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes of the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective.  The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the Effective Time, the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the Effective Time, and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the Effective Time. At each annual meeting of stockholders following the Effective Time, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

C.                                 Term; Removal.  Each director shall hold office until the annual meeting of stockholders at which such director’s term expires and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.  Prior to the Final Conversion Date, except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to a Preferred Stock Designation, directors may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.  From and after the Final Conversion Date, except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to a Preferred Stock Designation, directors may be removed only for cause and only by the affirmative vote of the holders of 66-²/3% of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

D.                                 Vacancies and Newly Created Directorships.  Subject to any rights of the holders of any series of Preferred Stock to elect directors, any vacancy occurring in the Board of Directors for any reason, and any newly created directorship resulting from any increase in the authorized number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders.  Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of such director expires and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

E.                                    Additional Preferred Stock Directors.  During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to a Preferred Stock Designation, then upon commencement and for the duration of the period during which such right continues:  (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of additional directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, or until such director’s earlier death, resignation, disqualification or removal.  Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

ARTICLE VII

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.                                    Board Power.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B.                                    Written Ballot.  Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

C.                                    Amendment of Bylaws.  In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.  Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, but in addition to any other vote of the holders of any class or series of capital stock of the Corporation required herein or by law, the affirmative vote of at least 66-²/3% of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws of the Corporation or to adopt any provision inconsistent therewith.

D.                                    Special Meetings.  Special meetings of the stockholders may be called only by (i) the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board; (ii) the chairman of the Board of Directors (or in the event of co-chairmen, either co-chairman); (iii) the chief executive officer of the Corporation; or (iv) the president or either co-president of the Corporation (in the event there is no chief executive officer of the Corporation), but such special meetings may not be called by any other person or persons.

E.                                    Stockholder Action by Written Consent.  From and after the Final Conversion Date, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders in lieu of a meeting.

F.                                     Section 203 of the DGCL.  The Corporation shall not be governed by Section 203 of the DGCL (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation, until the moment in time immediately following the time at which both of the following conditions exist (if ever):  (i) Section 203 by its terms would, but for the provisions of this Section F., apply to the Corporation; and (ii) the Final Conversion Date has occurred, and the Corporation shall thereafter be governed by Section 203 if and for so long as Section 203 by its terms shall apply to the Corporation.

ARTICLE VIII

A.                                    Director Exculpation.  A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

B.                                    Vested Rights.  Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any act or omission occurring, or any action, suit or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) any action asserting a claim governed by the internal affairs doctrine.  Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

ARTICLE X

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66-²/3% of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Certificate of Incorporation inconsistent with, Article VI of this Certificate of Incorporation.

* * *

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed on behalf of the corporation by its duly authorized officer this 18th day of August, 2015.

HOULIHAN LOKEY, INC.

By:	/s/ J. Lindsey Alley
Name: J. Lindsey Alley
Title: Chief Financial Officer